Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 3, 2006, except for the effects of the stock split and recapitalization described in Note 22 as to which the date is October 20, 2006 relating to the consolidated financial statements and financial statement schedules of OneBeacon Insurance Group, Ltd., which appears in OneBeacon Insurance Group, Ltd’s Registration Statement on Form S-1 (No. 333-136287) as amended.

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 9, 2006